Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2017 First Quarter Results

Oxford, CT – August 4, 2016 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2017.

First Quarter Highlights

	Fiscal 2017		Fiscal 2016		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$154.6	$154.6	$142.3	$142.3	8.6%	8.6%
Gross margin	$57.3	$57.6	$52.8	$55.1	8.5%	4.6%
Gross margin %	37.0%	37.3%	37.1%	38.7%
Operating income	$29.2	$29.6	$22.4	$29.5	30.7%	0.4%
Operating income %	18.9%	19.2%	15.7%	20.7%
Net income	$18.0	$18.1	$13.4	$18.5	34.6%	-2.1%
Diluted EPS	$0.76	$0.77	$0.57	$0.78	33.3%	-1.3%

(1) Results exclude items in reconciliation below.

“Our results demonstrated solid execution and continued strong operating performance to begin our fiscal year,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Continued strength in the aerospace sector in both commercial OEM and aftermarket activity was aided by another quarter of growth in industrial sales. We continue to be pleased with our healthy backlog and opportunities for organic growth.”

First Quarter Results

Net sales for the first quarter of fiscal 2017 were $154.6 million compared to $142.3 million in the first quarter of fiscal 2016. Industrial sales increased 3.1% mainly driven by marine and partly offset by energy. Aerospace sales increased 11.8% mainly driven by commercial aircraft OEM and aftermarket, while being partly offset by defense.

Gross margin for the first quarter of fiscal 2017 was $57.3 million compared to $52.8 million for the same period last year. Gross margin as a percentage of net sales was 37.0% in the first quarter of fiscal 2017 compared to 37.1% for the same period last year. Excluding the impact of the inventory purchase accounting, gross margin would have been $57.6 million for the first quarter of fiscal 2017 compared to $55.1 million for the same period last year. Adjusted gross margin as a percentage of net sales was 37.3% compared to 38.7% for the same period last year.

SG&A for the first quarter of fiscal 2017 was $25.8 million compared to $23.7 million for the same period last year. As a percentage of net sales, SG&A was 16.7% for the first quarter of fiscal 2017 compared to 16.7% for the same period last year.

Other operating expenses for the first quarter of fiscal 2017 totaled $2.2 million compared to $6.7 million for the same period last year. For the first quarter of fiscal 2017 other operating expenses were comprised mainly of $2.2 million of amortization of intangibles. For the first quarter of fiscal 2016 other operating expenses were comprised mainly of $1.8 million of amortization of intangibles, $4.0 million of acquisition related costs, $0.8 million of integration and restructuring costs and $0.1 million of other items.

Operating income for the first quarter of fiscal 2017 was $29.2 million compared to operating income of $22.4 million for the same period last year. Excluding costs associated with acquisition activity, operating income would have been $29.6 million for the first quarter of fiscal 2017 compared to $29.5 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 19.2% compared to 20.7% for the same period last year.

Interest expense, net was $2.3 million for the first quarter of fiscal 2017 compared to $1.7 million for the same period last year. For the first quarter of fiscal 2017 interest expense, net consisted of interest expense of $1.9 million and deferred debt fees of $0.4 million.

Other non-operating expense for the first quarter of fiscal 2017 was $0.1 million. In the first quarter fiscal 2016 other non-operating expenses was mainly comprised of $0.2 million associated with early extinguishment of debt, $0.3 million of foreign exchange translation loss and $0.2 million of other items.

Income tax expense for the first quarter of fiscal 2017 was $8.8 million compared to $6.6 million for the same period last year. The effective income tax rate for the first quarter of fiscal 2016 was 32.7% compared to 33.1% for the same period last year. Both fiscal year 2017 and 2016 included a discrete tax benefit of $0.2 million and $0.1 million, respectively. Excluding this tax benefit, fiscal year 2017 effective tax rate would have been 33.5% compared to 33.6% for the same period last year.

Net income for the first quarter of fiscal 2017 was $18.0 million compared to $13.4 million for the same period last year. On an adjusted basis, net income for the first quarter of fiscal 2017 would have been $18.1 million compared to $18.5 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2017 was 76 cents per share compared to 57 cents per share for the same period last year. On an adjusted basis diluted EPS for the first quarter of fiscal 2017 would have been 77 cents per share compared to diluted EPS of 78 cents per share for the same period last year.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-788-4721 (international callers dial 530-379-4726 and enter conference ID # 49089044. An audio replay of the call will be available from 2:00 p.m. ET August 4, 2016 until 11:59 p.m. ET August 11, 2016. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406 and entering conference call ID # 49089044. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial, aerospace and defense manufacturing activity, customer relationships, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, currency fluctuations, changes in the competitive and regulatory environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, the ability to achieve satisfactory operating results in the integration of acquired companies, loss of key personnel, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	July 2,	June 27,
	2016	2015

Net sales	$154,579	$142,308
Cost of sales	97,328	89,544
Gross margin	57,251	52,764

Operating expenses:
Selling, general and administrative	25,796	23,725
Other, net	2,234	6,678
Total operating expenses	28,030	30,403

Operating income	29,221	22,361

Interest expense, net	2,293	1,711
Other non-operating (income) expense	118	606
Income before income taxes	26,810	20,044
Provision for income taxes	8,770	6,640
Net income	$18,040	$13,404

Net income per common share:
Basic	$0.77	$0.58
Diluted	$0.76	$0.57

Weighted average common shares:
Basic	23,320,579	23,162,560
Diluted	23,626,751	23,536,364

	Three Months Ended
Reconciliation of Reported Gross Margin to	July 2,	June 27,
Adjusted Gross Margin:	2016	2015

Reported gross margin	$57,251	$52,764
Inventory purchase accounting adjustment	382	2,331
Adjusted gross margin	$57,633	$55,095

	Three Months Ended
Reconciliation of Reported Operating Income to	July 2,	June 27,
Adjusted Operating Income:	2016	2015

Reported operating income	$29,221	$22,361
Inventory purchase accounting adjustment	382	2,331
Integration and restructuring	-	790
Acquisition costs	-	3,998
Adjusted operating income	$29,603	$29,480

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and	July 2,	June 27,
Adjusted Net Income Per Common Share:	2016	2015

Reported net income	$18,040	$13,404
Inventory purchase accounting adjustment (1)	257	1,559
Integration and restructuring (1)	-	528
Acquisition costs (1)	-	2,674
Loss on extinguishment of debt (1)	-	127
Foreign exchange translation loss (1)	-	278
Discrete tax benefit	(215)	(101)
Adjusted net income	$18,082	$18,469
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.78	$0.80
Diluted	$0.77	$0.78

Weighted average common shares:
Basic	23,320,579	23,162,560
Diluted	23,626,751	23,536,364

	Three Months Ended
	July 2,	June 27,
Segment Data, Net External Sales:	2016	2015

Plain bearings segment	$70,450	$65,677
Roller bearings segment	27,834	30,580
Ball bearings segment	13,710	12,819
Engineered products segment	42,585	33,232
	$154,579	$142,308

	Three Months Ended
	July 2,	June 27,
Selected Financial Data:	2016	2015

Depreciation and amortization	$6,740	$5,663

Incentive stock compensation expense	$2,774	$2,132

Adjusted operating income plus depreciation/amortization
plus incentive stock compensation expense	$39,117	$37,275

Cash provided by operating activities	$19,212	$22,189

Capital expenditures	$5,166	$5,270

Total debt	$343,808	$427,446

Cash	$37,261	$61,562

Total debt minus cash	$306,547	$365,884

Repurchase of common stock	$3,426	$2,182

Backlog	$352,556	$340,804